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                                 Exhibit (m)(18)

  Shareholder Services Agreement dated as of April 1, 20o2 between First Trust
    Corporation, One Group Dealer Services, Inc. and One Group Mutual Funds.

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                          SHAREHOLDER SERVICE AGREEMENT

     This Shareholder Service Agreement (this "Agreement") is made and entered into by and between First Trust Corporation ("FTC"), a Colorado corporation with its principal office at 717 Seventeenth Street, Denver, Colorado 80202 and One Group Dealer Services, Inc., (the "Distributor")a Delaware corporation, with its principal office at 1111 Polaris Parkway, Columbus, Ohio 43271-1235, and One Group Mutual Funds (the "Fund Company"), a Massachusetts business trust, with its principal office, at 1111 Polaris Parkway, Columbus, Ohio 43271-1235.

                                    Recitals

     A. FTC is a duly licensed trust company providing trust, custodial and other services to individual retirement accounts, qualified retirement plans and taxable investment accounts (the "Plan(s)"). Some of the Plans contain provisions that permit or require each participant to direct the investment of that portion of a Plan's assets that is allocated to such participant's account. Some of the Plans provide for the delegation of investment authority to investment managers, co-trustees, or named fiduciaries other than FTC. In no case does FTC have any investment discretion or authority with respect to any of the Plans.

     B. The Fund Company is a management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended.

     C. In its capacity as principal distributor, the Distributor has entered into a plan and agreement with the Fund Company for making payments to certain persons for shareholder servicing of accounts maintained by FTC and investing in the Fund Company's shares. The Distributor may enter into a similar plan and agreement with other mutual fund companies in the future, and such additional mutual fund companies may be added to this Agreement as provided below. The investment portfolios of the Fund Company currently identified on Exhibit A and those added to this Agreement in the future are referred to below individually as the "Fund" and collectively as the "Funds."

     D. FTC desires to make the Funds available to the Plans and to provide shareholder servicing and recordkeeping functions required for purchases and redemptions of, and dividends paid on account of, the shares of the Funds to be held by FTC for the benefit of the Plans.

                                    Agreement

        1. Operating Procedures. The parties agree to open and maintain Fund accounts, process and settle Fund transactions, process and provide notification of Fund transfers, and administer Fund distributions in accordance with the following operating procedures.





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               (a) Procedures for Accounts.

                   (1) The Company will cause the Funds' transfer agent (the "Transfer Agent") to establish and maintain one or more accounts (the "FTC Omnibus Account(s)") on its books for each Fund for the Plans. The assets of one or more Plans may be held in any FTC Omnibus Account. Each FTC Omnibus Account will be titled in the nominee name of either:

                       (i) "FTC & Co., Attention: DATAlynx# __________, as Custodian"

                       (ii) "FTC & Co., Attention: DATAlynx# ________, as
                            Trustee"

                       (iii) "TRUSTlynx & Co., Attention: TRUSTlynx# _________,
                             as Custodian"

                       (iv) "TRUSTlynx & Co., Attention: TRUSTlynx# _________,
                            as Trustee"

                       (v)  "IMS & Co. for the exclusive benefit of customers

               FTC, as trustee or custodian of the Plans, will be the shareholder of record for each FTC Omnibus Account. The Company will provide to FTC one Fund statement for each FTC Omnibus Account on a monthly basis.

     For accounts traded under "FTC & Co." and "IMS & Co.", FTC will be permitted extended trading hours up to 12:00 P.M. midnight. (Eastern Standard
Time) provided all trades within the extended trading period are received by FTC prior to close of the regular trading session of the New York Stock Exchange on a Business Day. Trades placed with the Fund or the Transfer Agent by FTC within the extended trading hours will receive the Net Asset Value price for the day the order is received by FTC.

     For accounts traded under "TRUSTlynx & Co.", FTC will be permitted late trading hours up to 8:00 A.M. (Eastern Standard Time) provided all trades within the late trading period are for Qualified Plans and are received by the Plan's Record Keeper (Third Party Administrator) prior to the close of regular trading session on the New York Stock Exchange (normally 4:00 P.M. Eastern Standard
Time). Trades placed with the Fund or the Transfer Agent by FTC within the late trading hours will receive the Net Asset Value price for the day the trade was received by the Record Keeper.

                   (2) The Fund Company confirms that FTC has the right to open additional omnibus accounts for each Fundfrom time to time to accommodate specific investment, distribution or other options and features, and to consolidate existing accounts, if and when FTC deems any such action appropriate to the needs of the Plans serviced by FTC.

                   (3) FTC reserves the right to issue instructions by telephone, facsimile ("fax"), or by direct or indirect computer systems access mutually agreed upon by the parties, to each Fund to move shares between Omnibus Accounts in a Fund.




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                   (4) The Fund Company agrees to cause the Transfer Agent to establish and maintain an individual Fund account for any Plan where FTC and the Fund Company agree that such an account is required in order to make accessible certain Fund features based on the nature of the Plan. References hereinafter to "Omnibus Account(s)" and "FTC Omnibus Account(s)" shall be deemed to include any individual Fund accounts.

                   (5) The Fund Company agrees to cause each Omnibus Account opened by FTC to remain open on the books of each Fund regardless of a lack of activity or share balance, except to the extent FTC takes specific action to close an Omnibus Account, or to the extent a Fund's prospectus reserves to the Fund Company the right to close accounts which are inactive. In the latter instance, the Fund Company will give written notice to FTC at least thirty days prior to closing any FTC Omnibus Account.

                   (6) The Fund Company confirms that FTC may open Omnibus Accounts in a Fund by telephonic advice. In order that FTC may notify the Transfer Agent concerning the purchase of a Fund's shares for an Omnibus Account so opened on the same day as such purchase is requested by a Plan, the Fund Company will provide the Omnibus Account information to FTC and direct the Transfer Agent to accept purchase notification from FTC on the same day as the opening of the Omnibus Account is requested by FTC, provided such request is made by FTC prior to 4:00 P.M. (All times referred to in this Agreement will be Eastern time.)

               (b) Procedures for Transactions.

                   (1) The Fund Company confirms that if FTC notifies the Transfer Agent prior to the close of the regular trading session of the New York Stock Exchange (normally 4:00 P.M.) on any business day concerning the purchase of a Fund's shares, the purchase will be effected on such business day, and that if FTC notifies the Transfer Agent after the close of the regular trading session of the New York Stock Exchange (normally 4:00 P.M.) on any business day concerning the purchase of a Fund's shares, the purchase will be effected on the next business day. Purchases will be paid for in Federal Funds at prices equal to net asset value. FTC will make reasonable efforts to ensure that payment is wired to the Transfer Agent prior to 4:00 P.M. on the next business day following the effective date of the purchase.

                   (2) The Fund Company confirms that if FTC notifies the Transfer Agent prior to the close of the regular trading session of the New York Stock Exchange (normally 4:00 P.M.) on any business day concerning the redemption of a Fund's shares, the redemption will be effected on such business day, and that if FTC notifies the Transfer Agent after the close of the regular trading session of the New York Stock Exchange (normally 4:00 P.M.) on any business day concerning the redemption of a Fund's shares, the redemption will be effected on the next business day. The Fund Company confirms that the Transfer Agent will make reasonable efforts to ensure that Federal




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Funds representing redemption proceeds are wired to FTC no later than 2:00 P.M.
on the next business day following the effective date of the redemption, subject to the Fund company's right to delay or suspend redemptions to all its shareholders pursuant to its prospectus and to provisions of the Investment Company Act of 1940.

                   (3) The Fund Company confirms that FTC may make orders for the purchase or redemption of shares of a Fund by telephonic advice.

                   (4) The Fund Company hereby acknowledges, and will cause each Fund to acknowledge, that each Plan which is the named owner of Fund shares held in an FTC Omnibus Account is a "shareholder" of such shares:

                       (i) Within the meaning of Rule 18f-1 under the Investment Company Act of 1940 and such Fund's election on Form N-18F-1. For purposes of complying with Rule 18f-1, in the event of a redemption in kind, FTC agrees to supply the Fund, upon request, the name or account number, the number of shares and other relevant information for each of the Plans which are owners of the Fund shares held in an FTC Omnibus Account.

                       (ii) For purposes of the parameters which govern the Fund Company's acceptance of transactions as disclosed in the Fund's prospectus or otherwise the subject of prior written notification to FTC by the Fund Company or the Fund(s). Such Fund parameters may include, among others, minimum or maximum purchase or liquidation amounts. FTC agrees to maintain and enforce at the Plan level the Fund parameters listed in Exhibit 1(b)(4)(ii) to this Agreement, and the Fund Company will not cancel or otherwise reject, and agrees to direct each Fund not to cancel or otherwise reject, any transaction requested by FTC except when such Fund is canceling or rejecting similar transactions from other sources due to these parameters as broadly and equitably applied. The Fund Company agrees to cause the same day notification of the rejection or cancellation of any Fund purchase or redemption requested by FTC.

                   (5) The parties agree that the cost of each Fed Funds wire transfer is the sole responsibility of the party sending the wire. The parties further agree that the interest cost associated with any delayed wire is the sole responsibility of the party sending the wire.

                   (6) In the event that a Fund cannot verify redemption proceeds due to system problems or other unforeseen circumstances, the Fund Company will settle trades and forward redemption proceeds in accordance with this agreement based on the information supplied by FTC.

                   (7) FTC will maintain separate accounting and recordkeeping for each of the Plans, and will allocate on its records the number of Fund shares purchased, accrued as dividends and redeemed, and any cash dividends or distributions paid on account of




                                       4

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the shares of each Fund, for each of the Plans. FTC will reconcile the amounts posted to each Plan with the amounts recorded on the Transfer Agent's records for each Fund for each respective FTC Omnibus Account on a monthly basis.

                   (8) The Fund Company agrees to notify FTC in writing regarding the closing of any Fund by its Board of Directors to initial purchases promptly upon receipt of such information from the Fund. FTC will maintain records at the Plan level to limit the purchase of any such Fund on and after the effective date of such closing to Plans which are shareholders of the Fund at the time of the purchase request or to Plans which otherwise qualify to purchase shares of the Fund under other circumstances authorized by the Fund. Subsequent to its receipt of proper notice, FTC agrees to indemnify and hold harmless the Fund Company and the Fund from any loss, expense or cost associated with the cancellation of any purchase order executed in violation of this section. The Fund Company agrees to cause the processing of all purchase orders requested by FTC for any Fund closed to initial purchases.

                   (9) The Fund Company will notify FTC in writing regarding the closing or suspension of the availability of any Fund by its Board of Directors to all purchases promptly upon receipt of such information from the Fund. FTC agrees not to process purchase orders in closed Funds as to which it has been so notified.

                   (10) The Fund Company will be responsible under this Agreement for the servicing of the respective FTC Omnibus Accounts and will have no responsibility for the servicing of the Plans. FTC will provide recordkeeping services to the Plans. The foregoing obligations of the parties are more particularly described on Exhibit 1(b)(11), which is made a part of this Agreement.

               (c) Procedures for Transfers.

                   (1) The Fund Company agrees to cause each Fund to transfer shares from direct mutual fund, street name broker, and other Fund accounts to the designated FTC Omnibus Account on the books of the Fund. For the purpose of expediting transfers, each Fund will accept a facsimile (fax) list from FTC of the accounts to be transferred. FTC represents that it has in hand the appropriate and effective authorization to direct each transfer so requested. FTC agrees to indemnify the Fund Company and each Fund for their performance in accord with the instructions received from FTC. Each Fund will process the transfer requests into the FTC Omnibus Account, and not create or transfer into separate accounts registered in the name of FTC for the benefit of individual shareholders or account owners. Copies of transfer forms will be forwarded by FTC to the Fund as requested by the Fund for recordkeeping purposes.

                   (2) The Fund Company agrees to cause each Fund to notify FTC via fax or direct or indirect computer systems access mutually agreed upon by the parties (if any) of the completion of each transfer in or out of each FTC Omnibus Account no later than one




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business day after the day it occurs. Such transfer notification shall include the date, number of shares, registration, account number and type, and accrued dividends (where the transfer is processed after record data but before payable date).

               (d) Procedures for Income, Capital Gain and Other Distributions.

                   (1) The Fund Company shall provide or cause each Fund or Transfer Agent to provide FTC with each Fund's distribution information, via direct or indirect computer systems access mutually agreed upon by the parties (if any) or fax, in a timely manner in order to enable FTC to administer income, capital gain, or other distributions (the "distribution") to the Plans on or as close to declaration date as practicable, including:

                       (i) The record date, ex-date and payable date of the Fund distribution as soon as practicable after it is announced, but in no case later than three (3) days prior to record date;

                       (ii) The record date share balance in the Omnibus Account and the distribution rate per share and the total dollar amount of the distribution, on the first business day after record date;

                       (iii) The reinvest price per share and share amount purchased for reinvestment as soon as each is available; and

                       (iv) Any other standard distribution information requested by FTC within a reasonable time period.

                   (2) The Fund Company agrees to cause the appropriate Fund parties to assist FTC in the administration of reinvested trailing distributions attributable to shares previously liquidated. FTC will notify the Transfer Agent, prior to 9:00 A.M. on the next business day after FTC's receipt of notification of the reinvest price per share described in subsection (d)(1)(iii) above, of the aggregate number of Fund shares purchased as a result of the reinvestment of the distribution as to which the purchase must be voided in order to administer trailing distributions. The Fund Company confirms that the Transfer Agent will wire all distribution proceeds resulting from voided reinvestment under this section in a separate wire from the redemption proceeds wire described in section l(b)(2) above to FTC on the business day following the date the Fund administers the notification to void received from FTC. Such wires should be sent to:

                       Norwest Bank Colorado, N.A.
                       Denver, Colorado
                       ABA# 102000076
                       Credit: FTC DATAlynx W/1 Account
                       Account # 1018171805
                       Reference: Trailing distribution payable (insert payable date and name of Fund)





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                   (3) In the event FTC maintains with a Fund Omnibus Accounts for the payment of distributions in cash, the Fund Company will cause the Transfer Agent to wire any cash distribution from the Fund to FTC on payable date per the instructions in (2) above.

                   (4) For annual tax reporting purposes, the Fund Company shall cause the Transfer Agent or Fund to inform FTC, promptly upon the availability of such information, by fax or direct or indirect computer systems access mutually agreed upon by the parties (if any), of any portion of each Fund's distributions that comprise foreign source income, return of capital, or tax exempt income by state of origin.

        2. Shareholder Service Fees. For the shareholder services provided by FTC under this Agreement, the Distributor will pay or cause to be paid to FTC a quarterly service fee equal on an annual basis to .25 % (0.0625% per quarter) of the average daily net asset value of the shares of Fund which are owned beneficially by the Plans during such period. FTC will provide the Fund Company with an invoice for the quarterly service fee, showing the calculation used to arrive at the amount due, within five (5) days of the end of the calendar quarter. Such fees will be paid or cause to be paid by the Distributor to FTC by check or wire transfer no later than fifteen (15) days following the end of the calendar quarter in which they accrue.

        3. Reporting of Transactions. The Fund Company will furnish, or cause to be furnished, to FTC:

               (a) on a transaction-by-transaction basis, a statement that will set forth for each FTC Omnibus Account the number of shares purchased or redeemed, the beginning and ending share balances, and the net asset value per share. The Fund Company will mail or otherwise transmit such statement to FTC no later than the business day next following the transaction being reported.

               (b) as to each Fund and prior to 8:00 P.M. on every business day, notification to FTC as to such Fund's closing net asset value and public offering price (if applicable) for that day via fax or direct or indirect computer systems access mutually agreed upon by the parties (if any).

               (c) on a daily basis for each Fund that pays daily dividends, the following record date information for the previous business day; Omnibus Account share balance, daily rate, Omnibus Account accrual dividend amount for that day, and Omnibus Account accrual dividend amount for the period-to-date. FTC will maintain accurate records as to the accrual start and stop parameters for each Fund based upon information supplied by the Fund Company. The Fund Company agrees to supply such information to FTC at the inception of this agreement and as needed thereafter to keep FTC's records current and accurate.

        4. Shareholder Communications. FTC will cause the mailing to the Plans of all currently effective prospectuses of the Fund,




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proxy materials (including notices, proxy statements and forms of proxies), reports and other communications which must be furnished by law to shareholders, in accordance with the procedures set forth on Exhibit 1(b)(11). Upon FTC's request, the Fund Company will provide FTC with sufficient copies of any requested communications to ensure FTC is able to fulfill its obligations as described in this Section 4.

               4A. Records and Reporting.

                       All customary business records maintained by FTC pertaining to the Plans and transactions made on behalf of the plans shall be made available to the Fund Company. Upon the reasonable request of the Fund Company, the Transfer Agent, or the independent accountants for the Fund Company, and at the Fund Company's sole expense, FTC will promptly provide copies of (i) historical records relating to transactions involving the Fund Company and Plans; (ii) written communications regarding the Fund Company to or from Plans; (iii) and other materials relating to the provision of services by FTC under this Agreement. Subject to Section 13 of this Agreement, FTC will comply with any reasonable request for such information and documents made by the Fund Company or its Board of Trustees or any governmental body or self-regulatory organization governing FTC.

                       FTC agrees that, with respect to the Plans for which it is providing services under this Agreement, FTC will permit the Fund Company, the Transfer Agent, or their representatives, to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the services provided by FTC. Notwithstanding anything herein to the contrary, FTC shall not be required to provide the names and addresses of participants to the Transfer Agent or the Fund Company, unless applicable law or regulation otherwise requires.

        5. Coordination of Operations. The Fund Company will cause appropriate personnel to be made available, as may be reasonably requested by FTC, to consult with FTC in coordinating operations pursuant to this Agreement.

        6. Status of FTC. The parties acknowledge and agree that the services provided by FTC are recordkeeping and related services only and are not the services of an underwriter or a principal underwriter of the Funds within the meaning of the Securities Act of 1933 as amended or the Investment Company Act of 1940 as amended. This Agreement does not grant FTC any right to purchase shares from the Funds, nor does it constitute FTC an agent of the Funds, the Distributor or the Fund Company, for purposes of selling shares of the Funds to any dealer or to the public, or for any other purposes. To the extent FTC enters any purchase or redemption order for an FTC Omnibus Account, such purchase or redemption order will be made by FTC (a) as agent of each of the Plans whose shares are the subject of such purchase or redemption order, and (b) pursuant to instructions from the account owner, participant, named fiduciary entity or any other person with investment discretion and authority for the assets that are the subject of the transaction.

        7. Amendments. Any amendment to this Agreement will be valid only if in writing and signed by the parties. The parties agree that Funds may be deleted from and additional Funds may be added to this Agreement (and thus would become "Funds" for purposes of this Agreement), whenever the parties sign an addendum that identifies such Funds, at which time this Agreement will be deemed to have been so amended without further action by the parties.

        8. Termination Without Cause. Any party to this Agreement will have the right to terminate this Agreement for any reason upon 60 days' written notice to the other parties, without any liability arising by reason of such termination.

        9. Termination Upon Breach. Upon any breach of this Agreement by FTC, the Fund Company or the Distributor may terminate this Agreement upon 10 days' written notice to FTC. Upon any breach of this Agreement by the Fund Company or the Distributor, FTC may terminate this Agreement at any time upon 10 day's written notice to the Fund Company.

        10. Resolution of Disputes. All disputes arising out of or in connection with this Agreement (except disputes concerning the Fund Company's use of FTC proprietary information described in Section 13) will be settled by arbitration, to be conducted pursuant to the rules of the American Arbitration Association. All arbitration proceedings will take place only in Denver, Colorado. To the extent not preempted by federal law, Colorado statutory law (including without limitation the statutes governing the award of damages and arbitration) and Colorado common law will control during arbitration. The parties waive any right either of them may have to institute or conduct litigation or arbitration in any other forum or location, or before any other body, except that FTC expressly reserves the rights granted to it in Section 13. Arbitration is final and binding on the parties. An award rendered by the arbitrator(s) may be entered in any court having jurisdiction over the pertinent party. The prevailing party in any arbitration, or in any judicial proceeding relating to the rights of FTC under Section 13, will be entitled to reasonable attorneys' fees and costs.

        11. Indemnification Obligations. FTC agrees to indemnify and hold harmless the Fund Company and the Distributor from any loss, expense, cost, liability or damage (including reasonable attorneys fees) which may be suffered by either of them as a result of any breach of this Agreement by FTC or arising from any negligent act or omission of FTC in the performance of its duties under this Agreement. The Fund Company and Distributor agree to indemnify and hold harmless FTC from any loss, expense, cost, liability or damage (including reasonable attorneys fees) which may be suffered by it as a result of any breach of this Agreement by the Fund Company or the Distributor or arising from any negligent act or omission of the Fund Company in the performance of its duties under this Agreement.



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        12. Indemnification Procedures. If a person receives notice of the commencement of any action, suit, or proceeding (an "Action") or notice that any Action may be commenced, and if the person receiving the notice (the "indemnified person") desires to be indemnified by a party under this Agreement (the "indemnifying party"), the indemnified person will give notice to the indemnifying party of the commencement of the Action or of the possibility that an Action will be commenced. Any omission to notify an indemnifying party will not relieve the indemnifying party from any liability which it may have under this Agreement, except to the extent the failure to notify the indemnifying party prejudices the rights of the indemnifying party. The indemnified person will be entitled, at the sole expense and liability of the indemnifying party, to exercise full control of the defense, compromise or settlement of any such Action unless the indemnifying party, within a reasonable time after the giving of such notice by the indemnified person, (1) admits in writing to the indemnified person the indemnifying party's duty to indemnify the indemnified person for such Action under the terms of this Section, (2) notifies the indemnified person in writing of the indemnifying party's intention to assume such defense, (3) provides evidence reasonably satisfactory to the indemnified person as to the indemnifying party's ability to pay the amount, if any, for which the indemnified person may be liable as a result of such Action, and (4) retains legal counsel reasonably satisfactory to the indemnified person to conduct the defense of such Action. The other person will cooperate with the person assuming the defense, compromise or settlement of any Action in accordance with this Agreement in any manner that such person reasonably may request. If the indemnifying party so assumes the defense of any such Action, the indemnified person will have the right to employ a separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the indemnified person unless (a) the indemnifying party has agreed to pay such fees and expenses, (b) any relief other than the payment of money damages is sought against the indemnified person, or (c) the indemnified person has been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the indemnifying party and that a conflict of interest therefore exists, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this Section will be paid by the indemnifying party. No indemnified person will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the indemnifying party, unless the indemnifying party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section. No indemnifying party will settle or compromise any such Action in which any relief other than the payment of money damages is sought against any indemnified person without the consent of the indemnified person, such consent not to be unreasonably withheld.

        13. Confidentiality of Information. The Fund Company and the Distributor recognize that the information provided to them or to be provided to either of them under this Agreement relating to the Plans (including the names and addresses of the participants, the account numbers of the Plans, and any similar information) is the proprietary information of FTC and agrees to keep such information confidential and to prevent the use of such information by others, except to the extent it is required by law to disclose such information. Prior to disclosing any such information to any person in accordance with a requirement of law, the Fund Company will redact such information to the greatest extent permissible under law and will provide FTC with a reasonable opportunity to appear in any judicial, administrative or arbitration proceeding or investigation to contest the disclosure of such information. The Fund Company and the Distributor also agrees not to use such information for their benefit or the benefit of any of their affiliates, directly or indirectly. The obligations of the Fund Company and the Distributor under this Section 13 will apply during the term of this Agreement and for a period of five (5) years after the date this Agreement is terminated, for whatever reason. Because a violation of the duties of the Fund Company and the Distributor under this Section 13 could cause irreparable injury to FTC and could cause injury to FTC which may not be measurable in money damages, the Fund Company and the Distributor agree that FTC will be entitled to obtain injunctive relief against the Fund Company and/or the Distributor for any violation of such duties, without prejudicing FTC's right to obtain money damages.

        14. Interest on Amounts Due. Any amount due under this Agreement from one party to another party will bear interest, from the date such amount is due until such payment is made, at a rate equal to the "prime rate," as published from time to time by The Wall Street Journal.

        15. Prior Agreements. This Agreement supersedes all proposals, prior communications, advertising, representations, warranties and promises, whether oral or written, relating to the subject matter of this Agreement.

        16. Assignment. This Agreement may be assigned by a party only with the written consent of the other parties.


        17. Separability. If any provision of this Agreement is deemed to be in violation of law or is unenforceable, the remainder of this Agreement with such provision omitted will remain in full force and effect.

        18. Compliance with Laws. Each party agrees to abide by all applicable federal and state laws and regulations in connection with the performance of its obligations under this Agreement.

        19. Survival of Obligations. The representations and warranties of the parties and all obligations and responsibilities of the parties under this Agreement, including all payment obligations, as to periods through the date this Agreement is terminated, will survive the termination of this Agreement. Without limiting the foregoing, the

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provisions of Sections 10, 11, 12, 13, and 14 will continue to apply after termination of this Agreement.

        20. Notices. Except as otherwise provided in this Agreement, all notices given under this Agreement will be given only by delivery in person, by deposit in the United States mails, using certified mail, by commercial overnight delivery service, or by facsimile transmission (with machine confirmation) or electronic mail. All notices will be in writing and addressed to the party at the address set forth in the first paragraph of this Agreement (unless a party specifies by a written notice to the other party that a different address should be used). Notices will be deemed delivered when delivered in person or, if mailed by certified mail, on the third business day after the date of deposit into the United States mails, and upon receipt, if by commercial overnight delivery service. Facsimile transmission and electronic mail will be deemed received the same day as sent.

        21. Effective Date. This Agreement will be effective on the date it is accepted and executed by FTC.

        22. Governing Law. This Agreement will be construed by and governed in accordance with the laws of the State of Colorado.

        23. Limitation of Liability of the Trustees and Shareholders. The Fund Company is a Massachusetts business trust organized and existing under a Declaration of Trust dated May 23, 1985, as amended. It is expressly agreed that the obligations of the Fund Company hereunder shall not be binding upon any of the Trustees, shareho1der, nominees, officers, agents or employees of the Fund Company personally, but shall bind only the trust property of the Fund Company. The execution and delivery of this Agreement has been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Fund Company, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund Company as provided in the Fund Company's Declaration of Trust.

                   ONE GROUP DEALER SERVICES, INC. (Distributor)

                   By:          /s/ Mark A. Beeson
                        --------------------------------------
                   Its:             President & CEO
                        --------------------------------------
                   Date:            4/1/02
                        --------------------------------------

                   ONE GROUP MUTUAL FUNDS (Fund company)

                   By:          /s/ Robert L. Young
                        --------------------------------------
                   Its:             VP
                        --------------------------------------
                   Date:            4/1/02
                        --------------------------------------

                   Accepted by:

                   FIRST TRUST CORPORATION (FTC)

                   By:              Joanne Radmore Ratkei
                        --------------------------------------
                   Its:             VP-Legal
                        --------------------------------------
                   Date:            5-15-02
                        --------------------------------------



T:\invmgmt\wiblemic\First Trust Services Agreement (OGDS).doc

                                    EXHIBIT A

                        to Shareholder Service Agreement

                 Investment Portfolios of One Group Mutual Funds

                                                                      Trading
Fund Name                                Class    Cusip     Ticker    Deadline
---------                                -----    -----     ------    --------
Small Cap Growth                           1    681939823    OGGFX   4:00 PM EST
Investor Growth                            1    68193965S    ONIFX   4:00 PM EST
Investor Growth & Income                   1    681939583    ONGFX   4:00 PM EST
Investor Conservative Growth               1    681939625    ONCFX   4:00 PM EST
Investor Balanced                          1    681939559    OIBFX   4:00 PM EST
Intermediate Bond                          1    681937272    SEIFX   4:00 PM EST
Income Bond                                1    681937660    HLIPX   4:00 PM EST
Intermediate Tax Free Bond                 1    681937595    HLTIX   4:00 PM EST
Municipal Income                           1    681937439    HLTAX   4:00 PM EST
Arizona Municipal Bond                     1    681939724    OGAFX   4:00 PM EST
West Virginia Municipal Bond               1    681939682    OGWFX   4:00 PM EST
Louisiana Municipal Bond                   1    681939757    OGLFX   4:00 PM EST
Ohio Municipal Bond                        1    681937850    HLOMX   4:00 PM EST
Kentucky Municipal Bond                    1    681937389    TRKMX   4:00 PM EST
Balanced                                   1    681937488    HLBAX   4:00 PM EST
Large Cap Growth                           1    681937256    SEEGX   4:00 PM EST
Large Cap Value                            1    681937884    HLQVX   4:00 PM EST
Mid Cap Growth                             1    681937736    HLGEX   4:00 PM EST
International Equity Index                 1    681937579    OIEAX   4:00 PM EST
Mid Cap Value                              1    681937769    HLDEX   4:00 PM EST
Equity Income                              1    681937793    HLIEX   4:00 PM EST
Diversified Equity                         1    681939781    OGVFX   4:00 PM EST
Diversified Mid Cap                        1    6823INS75    WOOPX   4:00 PM EST
Bond                                       1    6823IN743    WOBDX   4:00 PM EST
Large Cap Growth                           A    681937876    OLVAX   4:00 PM EST
Mid Cap Value                              A    681937751    OGDIX   4:00 PM EST
Mid Cap Growth                             A    681937728    OSGIX   4:00 PM EST
Diversifies Mid Cap                        A    68231N701    PECAX   4:00 PM EST
Equity Income                              A    681937785    OIEIX   4:00 PM EST
Equity Index                               A    681937827    OGEAX   4:00 PM EST
International Equity Index                 A    681937561    OEIAX   4:00 PM EST
Ultra Short-Term Bond                      A    681937314    ONVAX   4:00 PM EST
Bond                                       A    68231N776    PGBOX   4:00 PM EST

                               EXHIBIT 1(b)(4)(ii)

                        to Shareholder Service Agreement

                          Fund Parameters at Plan Level

    Fund Name                     Parameter(s)

1.

2.

3.

4.

5.

6.

7.

8.

9.

10.

11.

12.

13.

14.

15.

16.

17.

18.

19.

20.

                                EXHIBIT 1(b)(11)

                        to Shareholder Service Agreement

                          Registrar, Transfer Agent and
                             Recordkeeping Services

A.   Registrar and Transfer Agency Functions Provided by the Company

     1. Process purchases, redemptions and exchanges of Fund shares in accordance with instructions received from FTC.

     2. Provide to FTC one Fund statement for each FTC Omnibus Account as described in Section 3 of the Agreement.

     3. Provide daily pricing, dividend reinvestment and capital gain information for each FTC Omnibus Account.

     4. Assist FTC in resolving any account discrepancies between FTC and the Fund.

B.   Recordkeeping and Shareholder Servicing Functions Provided by FTC

     1. Provide sub-accounting services in accordance with Section l(b)(8) of the Agreement.

     2. Timely cause the mailing of Fund prospectuses, proxies and related information to those Plans identified by FTC and in accordance with
        Section 4 of the Agreement.

     3. Assist in processing purchase and redemption transactions; changing dividend options, account designations and addresses; and establishment and maintenance of Plan accounts and records.

     4. Provide additional services to the Plans as required in the separate IRA account, custodial account or service agreement between FTC and each taxable investment account owner or plan employer, as they may be amended from time to time.



First Trust Services Agreement(OGDS)(m)(18).doc